Exhibit 99.1

Easton-Bell Sports, Inc. Reports 2009 Third Quarter Financial Results and Announces Earnings Call

Easton-Bell Sports Reports Flat Net Income and Strong Cash Flow Amid Sales Decline During Third Quarter 2009

VAN NUYS, Calif.--(BUSINESS WIRE)--November 4, 2009--Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of branded sports equipment, protective products and related accessories, will discuss its financial results for the fiscal quarter ended October 3, 2009 on a conference call to be held on Wednesday, November 4, 2009, beginning at 4:00 p.m. Eastern Time.

Results for the Fiscal Quarter Ended October 3, 2009

The Company had net sales of $180.4 million for the third quarter of fiscal 2009, a decrease of 11.3% as compared to $203.4 million of net sales for the third quarter of fiscal 2008, or a 10.5% decline on a constant currency basis. The Company had net sales of $552.5 million for the first three fiscal quarters of 2009, a decrease of 8.9 % as compared to $606.3 million of net sales for the first three fiscal quarters of 2008, or a 7.0% decline on a constant currency basis.

Team Sports net sales decreased $21.4 million, or 19.0% for the third quarter of fiscal 2009, as compared to the third quarter of fiscal 2008, or an 18.1% decline on a constant currency basis. The decrease in net sales during the quarter was primarily due to the decline in sales of ice hockey equipment, football equipment and collectible football helmets. Football equipment sales were down as institutions reduced their purchases for the upcoming season and ice hockey net sales were down when compared to the previous year primarily due to the timing of product introductions.

Action Sports net sales decreased $1.6 million, or 1.8% for the third quarter of fiscal 2009, as compared to the third quarter of fiscal 2008, or a 1.1% decline on a constant currency basis. The decrease in net sales related primarily to lower sales of OEM cycling components, cycling accessories and powersports helmets, partially offset by increased sales of snow sports helmets and cycling gloves.

The Company’s gross margin for the third quarter of fiscal 2009 was 34.4%, as compared to 35.8% for the third quarter of fiscal 2008. Margins throughout the year have been negatively impacted by unfavorable mix due to consumers trading down to lower price point products, the impact of changes in foreign currency exchange rates and higher close-out sales, partially offset by lower sourced product costs and lower warranty costs due to reduced defective product returns.

The Company’s net income for both the third quarters of fiscal 2009 and 2008 was $6.3 million. The Company’s Adjusted EBITDA was $27.8 million for the third quarter of fiscal 2009, a decrease of $3.3 million, or 10.7% as compared to $31.2 million of Adjusted EBITDA for the third quarter of fiscal 2008. A detailed reconciliation of Adjusted EBITDA to net income, which the Company considers to be the most closely comparable GAAP financial measure, is included in the section entitled “Reconciliation of Non-GAAP Financial Measures”, which appears at the end of this press release.

"We experienced softness in sales and margin for certain segments of our business during the quarter, but at a slower rate as our new product introductions, sourcing initiatives and cost reductions began to positively impact results," said Paul Harrington, President and Chief Executive Officer. "In addition we were able to successfully manage our working capital, which allowed us to further reduce debt and improve our cash position during the quarter.”

Balance Sheet Items

Net debt totaled $362.6 million (total debt of $412.3 million less cash of $49.7 million) as of October 3, 2009, a decrease of $45.5 million over net debt amount at September 27, 2008. The decrease in net debt versus last year is due to a decrease in debt and capital lease obligations of $85.3 million, offset by a decrease in cash of $39.8 million. Working capital as of October 3, 2009 was $299.3 million, as compared to $313.9 million as of September 27, 2008. During the quarter, inventories decreased $11.8 million, or 8.3% and are down $18.7 million, or 12.7% for the year.

Easton-Bell Sports, Inc.

Easton-Bell Sports, Inc. is a leading designer, developer and marketer of branded sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Giro, Riddell, and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has twenty-nine facilities worldwide. More information is available at www.eastonbellsports.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls and (xx) other risks outlined under “Risk Factors” in the Company’s 2008 Annual Report on Form 10-K.

These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	October 3, 2009	January 3, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$49,674	$41,301
Accounts receivable, net	213,952	213,561
Inventories, net	128,434	147,163
Prepaid expenses	4,916	8,183
Deferred taxes	9,133	9,128
Other current assets	9,668	7,605
Total current assets	415,777	426,941
Property, plant and equipment, net	46,727	45,874
Deferred financing fees, net	9,372	12,055
Intangible assets, net	293,763	303,818
Goodwill	203,541	203,456
Other assets	1,290	5,501
Total assets	$970,470	$997,645

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3,350	$12,405
Current portion of capital lease obligations	21	22
Accounts payable	67,097	81,245
Accrued expenses	46,028	50,397
Total current liabilities	116,496	144,069
Long-term debt, less current portion	408,792	443,383
Capital lease obligations, less current portion	107	123
Deferred taxes	44,840	39,794
Other noncurrent liabilities	22,916	23,252
Total liabilities	593,151	650,621
Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at October 3, 2009 and January 3, 2009	—	—
Additional paid-in capital	356,837	341,197
Retained earnings	22,528	11,373
Accumulated other comprehensive loss	(2,046)	(5,546)
Total stockholder’s equity	377,319	347,024
Total liabilities and stockholder’s equity	$970,470	$997,645

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended October 3, 2009.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited and amounts in thousands)

	Fiscal Quarter Ended
	October 3, 2009	September 27, 2008
Net sales	$180,421	$203,369
Cost of sales	118,460	130,505
Gross profit	61,961	72,864
Selling, general and administrative expenses	40,444	46,127
Amortization of intangibles	3,352	3,352
Income from operations	18,165	23,385
Interest expense, net	7,570	9,469
Income before income taxes	10,595	13,916
Income tax expense	4,306	7,573
Net income	6,289	6,343
Other comprehensive income:
Foreign currency translation adjustment	1,530	(1,098)
Comprehensive income	$7,819	$5,245

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended October 3, 2009.

Reconciliation of Non-GAAP Financial Measures

This press release contains a financial measure called Adjusted EBITDA, which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented Adjusted EBITDA on an actual basis for the fiscal quarter ended October 3, 2009 and the fiscal quarter ended September 27, 2008.

We believe Adjusted EBITDA is a useful supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our consolidated and combined results of operations. Adjusted EBITDA is used by our management to perform such evaluation, and in measuring compliance with debt covenants relating to certain of our borrowing arrangements. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP. We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We also believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. In addition, we believe that our presentation of Adjusted EBITDA provides investors with helpful information about the calculation of some of the financial covenants that are contained in our senior secured credit facility.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are as follows:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
  Adjusted EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate Adjusted EBITDA differently so it may not be comparable.

To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the fiscal quarter ended October 3, 2009 and the fiscal quarter ended September 27, 2008 are set forth below (amounts in thousands):

	2009	2008

Net income for the third quarter	$6,289	$6,343

Interest expense, net	7,570	9,469
Provision for taxes based on income	4,306	7,573
Depreciation expense	3,813	3,103
Amortization expense	3,352	3,352
Non-cash compensation charges	928	1,101
Other allowable adjustments under the Company's senior secured credit facility (1)	1,583	223
Adjusted EBITDA, as reported pursuant to the Company's senior secured credit facility for the third quarter	$27,841	$31,164

(1) Represents actual expenses permitted to be excluded pursuant to the Company's senior secured credit facility. Such amount represents (i) expenses paid in connection with employee recruitment, relocation and severance, (ii) expense reimbursements to our financial sponsors, (iii) charges related to the issuance of capital stock or debt and (iv) unrealized (gains)/losses relating to hedging activities.

Conference Call Webcast and Dial-in Information

Interested parties may listen to the conference call via webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=2532377. In addition, interested parties may listen directly to the call by dialing 1-866-711-8198 (within the United States and Canada) or 1-617-597-5327 (outside the United States and Canada). The pass code for the call is 78596468. A replay of the call will be available on November 5 through November 12, 2009 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 90878375.

CONTACT:
Easton-Bell Sports, Inc.
Mark Tripp, 818-902-5803